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STUDY SHOWS NEURALSTEM CELLS TRANSPLANTED INTO BRAIN
SIGNIFICANTLY IMPROVE POST-STROKE SYMPTOMS IN RATS

First Study To Validate Cell Survival and Functionality in Brain, Improvement Dose Dependent

ROCKVILLE, MD, March 28, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that a study published in the peer-reviewed journal, PLOS ONE, showed that ischemic-stroke rats transplanted with Neuralstem’s NSI-566 stem cells in the brain experienced functional improvements. Furthermore, the grafts both survived and differentiated into neurons. These findings further validate the application of the cells for transplantation therapy in ischemic stroke. The researchers concluded that the NSI-566 cells are potent cell donors for transplantation therapy to treat paralysis in stroke patients

In the study, “Behavioral and Histopathological Assessment of Adult Ischemic Rat Brains after Intracerebral Transplantation of NSI-566RSC Cell Lines” http://www.plosone.org/article/info%3Adoi%2F10.1371%2Fjournal.pone.0091408, researchers also reported that improvements appeared to be dose dependent, with rats receiving higher doses of the cells functioning significantly better than those with low-dose or sham therapies. Rats transplanted with 10,000 or 20,000 cells/ul revealed statistically significant better treatment effects of motor recovery and neurological test improvement than rats receiving 5,000 cells/ul. Moreover, improvements in the higher dose groups continued over the course of the study.

Neuralstem is currently conducting a Phase II NSI-566 clinical trial in amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) in three U.S. sites, as well as a Phase I/II to treat post-stroke motor deficit in China, through its wholly-owned subsidiary, Neuralstem China. The company also has been approved by the FDA to commence a trial with the same cells to treat chronic spinal cord injury.

“Repairing damage from stroke is a major unmet clinical need,” said study lead author Cesar V. Borlongan, PhD, Professor, Department of Neurosurgery, Morsani College of Medicine and Director of University of South Florida’s Center of Excellence for Aging and Brain Repair. “Laboratory testing and limited human clinical trials, using an increasing diversity of cell sources for transplantation, indicate that transplanting human-derived neural stem cells into stroke victims is safe and effective. Although the mechanisms of action for stem cell therapy are not clear, our study suggests a potential therapeutic value of intracerebral dosing of cells from the NSI-566RSC cell line in ischemic stroke.”

“We believe there are many indications we will address with transplantation of cells directly into the brain,” said Karl Johe, Ph.D, Neuralstem’s Chairman of the Board and Chief Scientific Officer. “We are pleased to see the peer review publication of this important proof of principle data in stroke. This compelling data played an important role in our initiating the stroke trial in China. We wish to thank Dr. Borlongan, and his entire team at the USF Center of Excellence for Aging and Brain Repair, for their efforts in conducting this ground-breaking study.”

About the Study

In a study of 40 rats, all received strokes in the brain via cerebral artery occlusion, a well-established stroke model. Seven-days post stroke, the animals were divided into four groups. Group A received no stem cells. Groups B and C received 5,000 and 10,000 NSI-566 cells/ul, respectively and group D received 20,000 cells/ul. All groups had displayed typical stroke-induced behavioral deficits after stroke and prior to transplantation. Seven days after transplantation, the animals were tested again at intervals that continued throughout the duration of the study, 56 days post-transplantation.

Researchers, who were blinded as to which rats they were working with, reported significantly better recovery of motor and neurological tests in animals transplanted with high doses, than with those that had received the lower dose or no stem cells at all. Additionally, the high-dose rats showed a better and stable improvement over time.

About Neuralstem

Neuralstem’s patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013.

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